Exhibit 99(c)


FOR IMMEDIATE RELEASE                     CONTACT:    James Mahoney
                                                            617-346-5472

                         FLEET FINANCIAL GROUP COMPLETES
                          PURCHASE OF NATWEST BANK N.A.


          TRANSACTION CREATES PREEMINENT NORTHEASTERN REGIONAL BANK


      Boston, Mass., May 1, 1996: Fleet Financial Group, the nation's 11th largest bank holding company, announced the completion, effective today, of the acquisition of NatWest Bank N.A., the New Jersey-based bank subsidiary of National Westminster Bank Plc of London. The transaction was announced on December 19, 1995.

      "This transaction greatly enhances Fleet's presence in the metropolitan New York market and extends our franchise into New Jersey," said Terrence Murray, president and chief executive officer of Fleet Financial Group. "It unites two complementary organizations and will be good for the customers and communities we serve."

      "We knew when we announced the acquisition that NatWest had an excellent franchise. As we've moved forward with the integration, we've become even more convinced that the Fleet/NatWest combination will create one of the premier banking franchises in the Northeast," Murray said.

      Fleet Financial Group, which now serves nearly 6.2 million households and has some $70 billion in deposits, maintains the largest branch banking franchise in the Northeast, operating more than 1,200 branches and 2,000 ATMs throughout Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York and Rhode Island. In addition, Fleet conducts business with more than 40,000 commercial customers and is the largest lender to commercial firms in the

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Northeast. With 455 branches in New York, Fleet has the state's third largest bank branch franchise. In New Jersey, where Fleet previously had no branch presence, it ranks fourth.

      With the close of the transaction, Fleet Financial Group is a $90-billion diversified financial services company listed on the New York Stock Exchange (NYSE: FLT). Fleet's lines of business include commercial and consumer banking, mortgage banking, government banking, asset-based lending, equipment leasing, investment management services and student loan processing.